Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

by and between

THE MIDDLEBY CORPORATION

and

[SPINCO]

Dated as of [●]

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Intellectual Property Matters Agreement
Exhibit D	Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], is entered into by and between The Middleby Corporation, a Delaware corporation (“RemainCo”), and [SpinCo], a Delaware corporation (“SpinCo”). “Party” or “Parties” means RemainCo or SpinCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S E T H:

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts the RemainCo Retained Business and the SpinCo Business;

WHEREAS, the Board of Directors of RemainCo (the “RemainCo Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate the SpinCo Business from the RemainCo Retained Business;

WHEREAS, in order to effect such separation, the RemainCo Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for RemainCo to undertake the Internal Reorganization, including the payment to the RemainCo Group of the SpinCo Financing Cash Distribution and, in connection therewith, effect the Transfer of SpinCo Assets from the RemainCo Group to the SpinCo Group in exchange for the assumption by the SpinCo Group from the RemainCo Group of the SpinCo Liabilities (the “Contribution”);

WHEREAS, following the completion of the Contribution, RemainCo shall cause the Distribution Agent to distribute pro rata to the Record Holders, in accordance with the Distribution Ratio, all of the issued and outstanding shares of SpinCo Common Stock (the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, (i) the RemainCo Board has (x) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of RemainCo and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of SpinCo (the “SpinCo Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent SpinCo is a party thereto);

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Internal Reorganization and the Distribution, and certain other agreements relating to the relationship of RemainCo and SpinCo and their respective Subsidiaries following the Effective Time; and

WHEREAS, RemainCo intends to effect the Distribution in a transaction that qualifies as tax-free to RemainCo and RemainCo’s stockholders for U.S. federal income tax purposes under Section 355 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 7.2.

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, hearing, mediation, audit, review, complaint, proceeding or investigation (whether civil, criminal, administrative, investigative or otherwise) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of RemainCo or RemainCo’s stockholders prior to or, in the case of RemainCo’s stockholders, after, the Effective Time.

(4) “Agreement” shall have the meaning set forth in the Preamble.

(5) “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the RemainCo Group, on one hand, and any member of the SpinCo Group, on the other hand, at, prior to or after the Effective Time in connection with the Distribution.

(6) “Arbitral Tribunal” shall have the meaning set forth in Section 7.2(a).

(7) “Asset Transferors” shall mean the entities Transferring Assets to SpinCo or RemainCo, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(8) “Assets” shall mean all rights, title and ownership interests (including Intellectual Property rights) in and to all properties, claims, Contracts, businesses, entities or assets (including goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement) shall not be treated as Assets and shall instead be governed by the Tax Matters Agreement or Employee Matters Agreement.

(9) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(10) “Audited Party” shall have the meaning set forth in Section 6.2(a).

(11) “Business” shall mean the RemainCo Retained Business or the SpinCo Business, as applicable.

(12) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(13) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(14) “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(15) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(16) “Commission” shall mean the United States Securities and Exchange Commission.

(17) “Company Policies” shall mean all insurance policies, insurance Contracts and claim administration Contracts of any kind of any member of the RemainCo Group, which are in effect at the Effective Time, except all insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover any member of the SpinCo Group after the Effective Time.

(18) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group or its Subsidiaries or, with respect to SpinCo, the SpinCo Business, any SpinCo Assets or any SpinCo Liabilities or, with respect to RemainCo, the RemainCo Retained Business, any RemainCo Retained Assets or any RemainCo Retained Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary or privileged.

(19) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(20) “Continuing Arrangements” shall mean:

(i) those arrangements set forth on Schedule 1.1(20)(i);

(ii) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii) any Contracts or intercompany accounts solely between or among members of the SpinCo Group;

(iv) any Contracts between: (A) a Subsidiary of RemainCo that is in the business of selling or buying products or services to or from third parties; and (B) a member of the SpinCo Group, and which Contract is related primarily to the provision or purchase of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(v) such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(20)(v) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(20)(v) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third-Party Agreements.

(21) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(22) “Contribution” shall have the meaning set forth in the Recitals.

(23) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable parties thereto agree.

(24) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(24), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(24)), bankers acceptances, or other similar arrangements.

(25) “Data Controller” shall have the meaning of the term “controller” set forth in the GDPR.

(26) “Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national Law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), and any regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended or replaced from time to time).

(27) “Decision on Interim Relief” shall have the meaning set forth in Section 7.2(d).

(28) “Deferred Assets” shall have the meaning set forth in Section 2.6(a).

(29) “Deferred Liabilities” shall have the meaning set forth in Section 2.6(a).

(30) “Dispute Notice” shall have the meaning set forth in Section 7.1.

(31) “Disputes” shall have the meaning set forth in Section 7.1.

(32) “Distribution” shall have the meaning set forth in the Recitals.

(33) “Distribution Agent” shall mean Computershare Trust Company, N.A.

(34) “Distribution Date” shall mean the date, as shall be determined by the RemainCo Board, on which the Distribution occurs.

(35) “Distribution Disclosure Documents” shall mean (i) the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under SpinCo’s employee benefit plans, in each case as filed or furnished by SpinCo with or to the Commission in connection with the Distribution or filed or furnished by RemainCo with or to the Commission solely to the extent such documents relate to SpinCo or the Distribution and (ii) any SpinCo Financing Documents.

(36) “Distribution Ratio” shall mean one (1) share of SpinCo Common Stock for every one (1) share of RemainCo Common Stock.

(37) “Distribution Tax Opinion” shall mean an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to RemainCo, dated as of the Distribution Date substantially to the effect that the Distribution will qualify as tax-free to RemainCo and its stockholders for U.S. federal income tax purposes under Section 355 of the Code.

(38) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(39) “Emergency Arbitrator” shall have the meaning set forth in Section 7.2(d).

(40) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between RemainCo and SpinCo, in the form attached hereto as Exhibit A.

(41) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(42) “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the SpinCo Group, the RemainCo Group or their predecessors, including claims related to exposure to asbestos with respect to such products or services.

(43) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(44) “Exchange Act” shall mean the United States Securities Exchange Act of 1934.

(45) “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Effective Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of RemainCo Retained Business.

(46) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(47) “Form 10” shall mean the registration statement on Form 10 (Registration No. [●]) filed by SpinCo with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

(48) “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, Transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the SpinCo Group or the RemainCo Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(49) “GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.

(50) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(51) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(52) “Governmental Filing” shall have the meaning set forth in Section 5.5(c).

(53) “Group” shall mean (i) with respect to RemainCo, the RemainCo Group and (ii) with respect to SpinCo, the SpinCo Group.

(54) “Hazardous Substances” shall mean (i) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (ii) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(55) “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all Liabilities secured by any Security Interest on any assets of such Person, (iv) all Liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all Liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(56) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Indemnifiable Loss” and “Indemnifiable Losses” shall not include any punitive, exemplary or special damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

(57) “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(58) “Indemnitee” shall have the meaning set forth in Section 5.4(a).

(59) “Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

(60) “Information” shall mean information, content and data (including Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities Laws or regulations of securities exchanges.

(61) “Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(62) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by RemainCo or its Subsidiaries) or (ii) paid by an insurance carrier (excluding any captive insurance maintained by RemainCo or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.

(63) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(64) “Intellectual Property” shall mean any and all rights, whether statutory, common law, or otherwise, which may exist now or be created under the Laws of any jurisdiction, relating to or arising from intellectual property, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) registered and unregistered copyrights, moral and economic rights of authors and inventors, rights in Software, and all other rights with respect to works of authorship (collectively, “Copyrights”); (iv) rights in data, databases and data collections (including knowledge databases, customer lists and customer databases); (v) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (vi) all applications and registrations for any of the foregoing; and (vii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

(65) “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between RemainCo and SpinCo, in the form attached hereto as Exhibit C.

(66) “Intercompany Accounts” shall have the meaning set forth in Section 2.4(a).

(67) “Interim Relief” shall have the meaning set forth in Section 7.2(d).

(68) “Internal Reorganization” shall mean the allocation and Transfer of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments and pursuant to the Contribution, resulting in (i) the SpinCo Group owning and operating the SpinCo Business, and (ii) the RemainCo Group continuing to own and operate the RemainCo Retained Business, in accordance with the Separation Step Plan.

(69) “IT Assets” shall mean all Software, hardware, systems, platforms, computer systems, telecommunications equipment, hubs, switches, servers, networks, workstations, routers, databases, Internet Protocol addresses, cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced), data rights and all documentation, reference, resource and training materials relating thereto.

(70) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(71) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, in the Tax Matters Agreement, or in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and the Employee Matters Agreement, and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(72) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(73) “Nasdaq” shall mean The Nasdaq Stock Market.

(74) “Negotiation Period” shall have the meaning set forth in Section 7.1.

(75) “Off-Site Location” shall mean any third-party location that is not now nor has ever been owned, leased or operated by the RemainCo Group or the SpinCo Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the RemainCo Group, the SpinCo Group, or their respective predecessors that have been impacted by Hazardous Substances released from such properties.

(76) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(77) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(78) “Personal Data” shall mean any information that (a) identifies or could reasonably be used to identify (or is reasonably capable of being associated with), a particular individual, device or household, or (b) is considered “personally identifiable information,” “personal information,” “personal data” or other corollary term under Data Protection Law.

(79) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(80) “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by RemainCo) or any similar release by the Federal Reserve Board (as determined by RemainCo).

(81) “Privilege” shall have the meaning set forth in Section 6.7(a).

(82) “Privileged Information” shall have the meaning set forth in Section 6.7(a).

(83) “Processing” (and its cognates) shall mean, with respect to data, the access, use, acquisition, collection, processing, storage, modification, copying, transfer, disclosure, erasure, destruction, disposal, adaptation, alignment, alteration, combination, compilation, consultation, creation, derivation, dissemination, interception, making available, organization, recording, restriction, retention, retrieval, structuring, transmission, or other operation conducted on such data or combination of such data.

(84) “Record Date” shall mean the date determined by the RemainCo Board as the record date for determining the holders of RemainCo Common Stock entitled to receive SpinCo Common Stock in the Distribution.

(85) “Record Holders” shall mean holders of RemainCo Common Stock on the Record Date.

(86) “Records” shall mean any Contracts, documents, books, records or files.

(87) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(88) “Released Insurance Matters” shall have the meaning set forth in Section 8.1(k).

(89) “RemainCo” shall have the meaning set forth in the Preamble.

(90) “RemainCo Asset Transferee” shall mean any Business Entity that is or will be a member of the RemainCo Group or a Subsidiary of RemainCo to which RemainCo Retained Assets shall be or have been Transferred, directly or indirectly, at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(91) “RemainCo Board” shall have the meaning set forth in the Recitals.

(92) “RemainCo Common Stock” shall mean the common stock of RemainCo, par value $0.01 per share.

(93) “RemainCo CSIs” shall have the meaning set forth in Section 2.10(d).

(94) “RemainCo D&O Indemnitees” shall have the meaning set forth in Section 8.3.

(95) “RemainCo Former Business” shall mean (i) any Former Business (other than the SpinCo Business or the SpinCo Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the RemainCo Retained Business as then conducted and (ii) the Former Businesses set forth on Schedule 1.1(95), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.

(96) “RemainCo Group” shall mean (i) RemainCo, the RemainCo Retained Business and each Person that is a direct or indirect Subsidiary of RemainCo as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of RemainCo after the Effective Time.

(97) “RemainCo Indemnitees” shall mean each member of the RemainCo Group and each of their respective Affiliates from and after the Effective Time and each member of the RemainCo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the RemainCo Group or their respective Affiliates) and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the SpinCo Indemnitees.

(98) “RemainCo Indemnitors” shall have the meaning set forth in Section 8.3.

(99) “RemainCo Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(100) “RemainCo Retained Assets” shall mean:

(i) the Assets listed or described on Schedule 1.1(100);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by RemainCo or any other member of the RemainCo Group, including for the avoidance of doubt all RemainCo Retained IP;

(iii) any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by RemainCo or any of its Subsidiaries, that are not SpinCo Assets; and

(iv) any and all Assets that are acquired or otherwise becomes an Asset of the RemainCo Group after the Effective Time.

(101) “RemainCo Retained Business” shall mean (i) those businesses operated by the members of the RemainCo Group prior to the Effective Time other than the SpinCo Business, (ii) those Business Entities or businesses acquired or established by or for any member of the RemainCo Group after the Effective Time (iii) any RemainCo Former Business; provided that RemainCo Retained Business shall not include any SpinCo Former Business or SpinCo Former Real Property.

(102) “RemainCo Retained IP” shall mean (i) all Intellectual Property other than SpinCo IP, including the Intellectual Property listed on Schedule 1.1(102), (ii) any Intellectual Property licensed to SpinCo pursuant to the Ancillary Agreements and (iii) the RemainCo Retained Names.

(103) “RemainCo Retained Liabilities” shall mean any and all Liabilities of RemainCo and each of its Subsidiaries that are not SpinCo Liabilities.

(104) “RemainCo Retained Names” shall mean the names and marks set forth in Schedule 1.1(104), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(105) “Rules” shall have the meaning set forth in Section 7.2.

(106) “Securities Act” shall mean the Securities Act of 1933.

(107) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(108) “Separation Step Plan” shall mean the steps plan set forth on Schedule 1.1(108), as updated from time to time by RemainCo at its sole discretion prior to the Distribution.

(109) “Shared Contract” shall have the meaning set forth in Section 2.3(a).

(110) “Software” shall mean any computer program, operating system, database, applications system, application programming interface (API), firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, user manuals and other documentation thereof.

(111) “SpinCo” shall have the meaning set forth in the Preamble.

(112) “SpinCo Asset Transferee” shall mean any Business Entity that is or will be a member of the SpinCo Group or a Subsidiary of SpinCo to which SpinCo Assets shall be or have been Transferred, directly or indirectly, at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(113) “SpinCo Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group (other than SpinCo) held, directly or indirectly, by RemainCo immediately prior to the Effective Time;

(ii) the equity interests in the entities set forth on Schedule 1.1(113)(ii) held, directly or indirectly, by RemainCo immediately prior to the Effective Time;

(iii) the Assets set forth on Schedule 1.1(113)(iii);

(iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the SpinCo Group;

(v) all rights, title and interest in and to the real property (x) primarily related to the SpinCo Business or (y) set forth on Schedule 1.1(113)(v), in each case, including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “SpinCo Owned Real Property”);

(vi) all rights, title and interest in, to and under the leases or subleases of the real property (x) leases primarily related to SpinCo Business or (y) set forth on Schedule 1.1(113)(vi), including, in each case, to the extent provided for in the SpinCo leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “SpinCo Leased Real Property”);

(vii) all Contracts (x) primarily related to the SpinCo Business or (y) set forth on Schedule 1.1(113)(vii), and, in each case, any rights or claims arising thereunder (the “SpinCo Contracts”) and the rights and benefits under the Shared Contracts to the extent allocated or assigned to any member of the SpinCo Group pursuant to Section 2.3 (including pursuant to any pass-through or alternative arrangement entered into by the Parties thereunder);

(viii) all Intellectual Property owned by the RemainCo Group (other than the RemainCo Retained Names) and primarily related to the SpinCo Business, including the Intellectual Property set forth on Schedule 1.1(113)(viii) (the “SpinCo IP”), in each case, subject to the Intellectual Property Matters Agreement;

(ix) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the SpinCo Group, or to the extent transferable, relate primarily to or are used primarily in the SpinCo Business (other than to the extent that any member of the RemainCo Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the RemainCo Retained Business);

(x) all Information primarily related to, or primarily used in, the SpinCo Business;

(xi) the tangible embodiments of the SpinCo IP, to the extent not embodying any RemainCo Retained IP, that are in a RemainCo Group’s possession or control; provided that RemainCo may retain copies of such tangible embodiments for the purpose of exercising its rights pursuant to the Intellectual Property Matters Agreement;

(xii) all IT Assets (excluding any Intellectual Property (which is addressed in Section 1.1(113)(viii) above) (x) that are owned or leased by the RemainCo Group and exclusively used in the SpinCo Business, including the IT Assets set forth on Schedule 1.1(113)(xii) (“SpinCo IT Assets”));

(xiii) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being Transferred to or retained by a member of the SpinCo Group, and which as of the Effective Time is not subject to a lease or sublease back to a member of the RemainCo Group (excluding any office equipment and furnishings owned by persons other than RemainCo and its Subsidiaries);

(xiv) subject to Article VIII, any rights of any member of the SpinCo Group under any insurance policies held solely by one or more members of the SpinCo Group and which provide coverage solely to one or more members of the SpinCo Group (excluding any insurance policies issued by any captive insurance company of the RemainCo Group); and

(xv) all other Assets (other than any SpinCo IP, SpinCo IT Assets, SpinCo Owned Real Property, SpinCo Leased Real Property, or Assets that are of the type that would be listed in clauses (i), (ii), (v), (vi) and (viii) through (xiv)) reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SpinCo or any member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the SpinCo Balance Sheet (including dispositions of any Assets acquired after the date of the SpinCo Balance Sheet); and

Notwithstanding anything to the contrary herein, the SpinCo Assets shall not include (i) any Assets that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the RemainCo Group (including all RemainCo Retained Assets), or (ii) any Assets that are expressly listed on Schedule 1.1(100).

(114) “SpinCo Balance Sheet” shall mean the audited pro forma balance sheet of the SpinCo Group, including the notes thereto, as of January 3, 2025, as included in the Distribution Disclosure Documents.

(115) “SpinCo Board” shall have the meaning set forth in the Recitals.

(116) “SpinCo Business” shall mean the businesses conducted by RemainCo’s Food Processing Equipment Group operating segment, as such businesses are described in the Distribution Disclosure Documents, or established by or for SpinCo or any of its Subsidiaries after the Effective Time and shall include the SpinCo Former Business.

(117) “SpinCo Common Stock” shall mean the common stock of SpinCo, par value $0.01 per share.

(118) “SpinCo Disclosure” shall mean (i) any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with SpinCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the SpinCo Group, in each case, on or after the Distribution Date by or on behalf of any member of the SpinCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations) and (ii) any SpinCo Financing Documents.

(119) “SpinCo Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the SpinCo Group, SpinCo Business or the past, present or future use of the SpinCo Assets or (ii) the SpinCo Former Businesses or SpinCo Former Real Property, including any agreement, decree, judgment, or order relating to the foregoing entered into by RemainCo or any Affiliate of RemainCo prior to the Effective Time, but in any event excluding the Excluded Environmental Liabilities.

(120) “SpinCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(120).

(121) “SpinCo Financing Cash Distribution” shall mean the cash distribution made from the SpinCo Group to the RemainCo Group in connection with the SpinCo Financing Arrangements as further described on Schedule 1.1(121).

(122) “SpinCo Financing Documents” shall mean any documents relating to any incurrence of debt by the SpinCo Group on or prior to the Distribution Date or otherwise relating to the SpinCo Financing Arrangements, including any offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement, indenture or notes (including, in each case, the representations, warranties and covenants contained therein), and any other agreements or arrangements entered into in connection with the foregoing.

(123) “SpinCo Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the SpinCo Business as then conducted or (b) part of a business the majority of which as of the Distribution Date is or was Transferred to SpinCo and (ii) the Former Businesses set forth on Schedule 1.1(123), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.

(124) “SpinCo Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the SpinCo Business or any of the SpinCo Former Businesses.

(125) “SpinCo Group” shall mean SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo as of the Effective Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Effective Time.

(126) “SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their respective Affiliates from and after the Effective Time and each member of the SpinCo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the SpinCo Group or their respective Affiliates) and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the RemainCo Indemnitees.

(127) “SpinCo Liabilities” shall mean:

(i) any and all Liabilities relating: (a) primarily to, arising primarily out of or resulting primarily from the operation or conduct of the SpinCo Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group); (b) to the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group); or (c) to any SpinCo Asset, whether arising before, at or after the Effective Time;

(ii) the Liabilities set forth on Schedule 1.1(127)(ii);

(iii) any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(iv) any and all Liabilities reflected on the SpinCo Balance Sheet (other than those in Schedule 1.1(127)(iv)) or the accounting records supporting such balance sheet and any Liabilities incurred by or for SpinCo or any other member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the SpinCo Balance Sheet;

(v) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the SpinCo Business;

(vi) any and all SpinCo Environmental Liabilities;

(vii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents or (B) any SpinCo Disclosure;

(viii) any and all Liabilities relating to, arising out of or resulting from any Action primarily related to the SpinCo Business, including all Actions listed on Schedule 1.1(127)(viii);

(ix) any and all product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, relating to loss of life or injury to persons due to exposure to asbestos prior to, at or after the Effective Time, primarily relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the SpinCo Business;

(x) any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the SpinCo Group (including all Liabilities pursuant to the SpinCo Financing Arrangements) or any Indebtedness secured exclusively by any of the SpinCo Assets after giving effect to all releases occurring on or prior to the Effective Time; and

(xi) any and all other Liabilities that are held by the SpinCo Group or the RemainCo Group immediately prior to the Effective Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a SpinCo Liability based on the principles set forth in this Section 1.1(127); provided that no Liability shall be a SpinCo Liability solely as a result of this clause (xi) unless a claim with respect thereto is made by RemainCo on or prior to the date that is eighteen (18) months after the Effective Time.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities that are (and only to the extent that they are) (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the RemainCo Group, (B) expressly discharged pursuant to Section 2.4(c) of this Agreement or (C) RemainCo Retained Liabilities; provided, however, that RemainCo Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

(128) “SpinCo Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(129) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(130) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(131) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(132) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between RemainCo and SpinCo, in the form attached hereto as Exhibit B.

(133) “Tax Records” shall have the meaning set forth in the Tax Matters Agreement.

(134) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(135) “Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any other member of its Group) and any other Persons (other than either Party or any other member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute SpinCo Assets or SpinCo Liabilities, or RemainCo Retained Assets or RemainCo Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(136) “Third-Party Claim” shall have the meaning set forth in Section 5.4(b).

(137) “Third-Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(138) “Transaction-related Expenses” shall have the meaning set forth in Section 9.5(a).

(139) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(140) “Transition Services Agreement” shall mean the Transition Services Agreement by and between RemainCo and SpinCo, in the form attached hereto as Exhibit D.

(141) “Treasury Regulations” shall mean the regulations promulgated under the Code.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” shall have the inclusive meaning represented by the phrase “and/or.” Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Any reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by RemainCo or SpinCo shall be deemed to require RemainCo or SpinCo, as the case may be, to cause the applicable members of the RemainCo Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever RemainCo’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by RemainCo in its sole and absolute discretion, and whenever any action hereunder is at RemainCo’s discretion, such action shall be at RemainCo’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. At or prior to the Effective Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b) Transfer of Assets and SpinCo Financing Cash Distribution. At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.5(a)), pursuant to the Conveyancing and Assumption Instruments and the Separation Step Plan and in connection with the Internal Reorganization:

(i) SpinCo and RemainCo shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign or convey or cause to be transferred, contributed, distributed, assigned or conveyed (“Transfer”): (A) to the respective RemainCo Asset Transferees, and such RemainCo Asset Transferees shall accept from such applicable Asset Transferors, all of such applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable RemainCo Retained Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the RemainCo Retained Assets; and (B) to SpinCo or the respective SpinCo Asset Transferees, and SpinCo or such SpinCo Asset Transferees shall accept from such applicable Asset Transferors, all of such applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable SpinCo Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the SpinCo Assets.

(ii) Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.5(a)) shall be paid by the Parties as set forth in Section 9.5(b) and (c). Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.5(a)).

(iii) The SpinCo Group shall make the SpinCo Financing Cash Distribution.

(c) Assumption of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, in connection with the Internal Reorganization or, if applicable, from and after the Effective Time, in each case pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, (i) RemainCo shall, or shall cause a member of the RemainCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the RemainCo Retained Liabilities, and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, Assume all of the SpinCo Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been transferred to SpinCo or included on a combined balance sheet of the SpinCo Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the RemainCo Group or the SpinCo Group in respect of such Liabilities.

(d) SpinCo Share Issuance. In connection with the Internal Reorganization, RemainCo shall receive, pursuant to a distribution from one of its Subsidiaries, a number of shares of SpinCo Common Stock such that, immediately prior to the Effective Time, (x) the number of outstanding shares of SpinCo Common Stock divided by (y) the number of outstanding shares of RemainCo Common Stock equals the Distribution Ratio, which shares as of the date of such receipt shall represent (together with such shares previously held by RemainCo) all of the issued and outstanding shares of SpinCo Common Stock.

(e) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be Transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.5(a), to the extent provided therein, shall apply thereto.

(f) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the RemainCo Group or the SpinCo Group, as applicable, shall be deemed to occur with respect thereto as a result of the execution of this Agreement. Moreover, to the extent that any member of the RemainCo Group or the SpinCo Group, as applicable, is liable for any RemainCo Retained Liability or SpinCo Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the RemainCo Group or the SpinCo Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract, a portion of which relates to the SpinCo Business, but the remainder of which is a RemainCo Retained Asset (any such Contract, a “Shared Contract”), shall at or after the Effective Time be retained by or assigned to, as applicable, RemainCo or another member of the RemainCo Group, as determined in RemainCo’s sole discretion, and the Parties shall agree to mutually satisfactory allocation of the rights, benefits and Liabilities under such Shared Contracts under the Ancillary Agreements or another agreement or arrangement, as applicable so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Business; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, SpinCo shall, and shall cause each of its respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to RemainCo with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such member of the RemainCo Group the ability to exercise any applicable rights under such Shared Contract) to cause such member of the RemainCo Group to receive the rights and benefits of each Shared Contract as if such Shared Contract had been assigned (or amended to allow such assignment) to such member of the RemainCo Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by such member of the RemainCo Group pursuant to this Section 2.3.

(b) Notwithstanding the foregoing, each of the Shared Contracts set forth on Schedule 2.3(b) shall be assigned in whole or in part to SpinCo.

(c) Unless otherwise determined by RemainCo in its sole discretion, each of RemainCo and SpinCo shall, and shall cause the other members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

(d) Nothing in this Section 2.3 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.3.

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 5.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, in each case between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time (collectively, “Intercompany Accounts”), shall be settled, terminated or otherwise eliminated, effective as of the Effective Time.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) Except as set forth on Schedule 2.4(c), each of RemainCo or any other member of the RemainCo Group, on the one hand, and SpinCo or any other member of the SpinCo Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Distribution Date, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5 Limitation of Liability; Intercompany Contracts.

(a) No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than as set forth on Schedule 2.5, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 2.4 or Section 5.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than as set forth on Schedule 2.5, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 2.4 or Section 5.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby); provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

(b) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(a) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(20)(i) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Distribution and is not otherwise covered under an Ancillary Agreement, then, at the request of such affected Party made within twelve (12) months following the Distribution Date, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Distribution; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers of any Assets (including the capital stock or other equity interest of any members of the SpinCo Group or the RemainCo Group) or Assumptions of any Liabilities contemplated by this Article II shall not have been consummated at or prior to the Effective Time (such Assets subject to such delayed Transfer, the “Deferred Assets” and such Liabilities subject to such delayed Assumptions, the “Deferred Liabilities”), the Parties shall, except as set forth on Schedule 2.6(a), use commercially reasonable efforts to effect such Transfers or Assumptions as promptly as practicable following the Effective Time. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated by the Effective Time, from and after the Effective Time, except as set forth on Schedule 2.6(a), (i) the Party (or relevant member in its Group) retaining such Deferred Assets shall thereafter, insofar as reasonably possible and to the extent permitted by applicable Law, hold (or shall cause such member in its Group to hold) such Deferred Assets in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Deferred Liabilities shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Deferred Liabilities for all amounts paid or incurred in connection with the retention of such Deferred Liabilities; provided that in the event that any such Transfer of Assets or Assumption of Liabilities is not able to be completed within eighteen (18) months following the Effective Time, the Parties shall cooperate and use commercially reasonable efforts to determine the appropriate treatment (including potential disposition) of such Deferred Asset or Deferred Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Deferred Assets or Deferred Liabilities (or relevant member of its Group) shall (or shall cause such member in its Group to) treat or operate, insofar as reasonably possible and to the extent permitted by applicable Law, such Deferred Assets or Deferred Liabilities in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Deferred Assets are to be Transferred or by the Party which is to Assume such Deferred Liabilities, in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Deferred Assets or Deferred Liabilities had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Assets or Deferred Liabilities, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Deferred Assets or Deferred Liabilities, are to inure from and after the Effective Time to the relevant member or members of the RemainCo Group or the SpinCo Group entitled to the receipt of such Deferred Assets or required to Assume such Deferred Liabilities. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, except as set forth on Schedule 2.6(a) and subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Deferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Deferred Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Deferred Assets or Deferred Liabilities pursuant to Section 2.6(a) or otherwise, except as set forth on Schedule 2.6(c), shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Deferred Assets or Deferred Liabilities, as the case may be.

(d) After the Effective Time, each Party (or any other member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any other member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in

Section 9.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) Each of RemainCo and SpinCo shall, and shall cause the other members of its respective Group to, (i) treat for all Tax purposes (A) any Deferred Asset as an Asset owned by the Party entitled to such Deferred Asset under the provisions of this Section 2.6 and (B) any Deferred Liability as a Liability of the Party intended to be responsible for such Deferred Liability under the provisions of this Section 2.6, in each case not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment except as may be required by a Final Determination.

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement and the Separation Step Plan, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments reasonably necessary to evidence the valid and effective Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its applicable Liabilities, for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States and, if applicable, for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the Transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Effective Time, each of RemainCo and SpinCo shall enter into, or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Date, RemainCo and SpinCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of RemainCo or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party is a defendant, when and if requested by such Party, the other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any other member of the other Party’s Group) has been allocated pursuant to this Article II, and the other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the other Party or the applicable member of such other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, the Party or another member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or such member of such other Party’s Group thereunder as agent or subcontractor of such other Party or such member of such other Party’s Group from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or another member of such Liable Party’s Group, as agent or subcontractor of the other Party or the applicable member of such other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the other Party (or the applicable member of such other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the other Party (or the applicable member of such other Party’s Group), (iii) file Actions in the name of the other Party (or the applicable member of such other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the other Party (or the applicable member of such other Party’s Group); provided that (y) such actions shall be taken in the name of the other Party (or the applicable member of such other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify members of the other Party’s Group and hold each of them harmless against any Liabilities (other than Liabilities of such other Party’s Group) arising in connection therewith; provided that the Liable Party shall have no obligation to indemnify the other Party’s Group with respect to any matter to the extent that such Liabilities arise from the willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence of a member of such other Party’s Group in connection therewith, in which case such other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such other Party shall not be deemed to be a willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence of such other Party. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any other member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such other Party or any other member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) RemainCo shall (with the reasonable cooperation of the applicable member of the SpinCo Group) use its commercially reasonable efforts to have each member of the SpinCo Group removed as guarantor of or obligor for any RemainCo Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to RemainCo Retained Liabilities and (ii) SpinCo shall (with the reasonable cooperation of the applicable member of the RemainCo Group) use commercially reasonable efforts to have each member of the RemainCo Group removed as guarantor of or obligor for any SpinCo Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to SpinCo Liabilities.

(b) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:

(i) of any member of the RemainCo Group, SpinCo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the SpinCo Group, RemainCo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which RemainCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If RemainCo or SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10: (i) RemainCo, to the extent a member of the RemainCo Group has assumed the underlying Liability with respect to such guaranty, or SpinCo, to the extent a member of the SpinCo Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; (ii) SpinCo shall reimburse the applicable member of the RemainCo Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of RemainCo and SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, Contract or other obligation for which the other Party or another member of such other Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

(d) RemainCo and SpinCo shall cooperate and SpinCo shall use commercially reasonable efforts to replace all Credit Support Instruments issued by RemainCo or other members of the RemainCo Group on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business (the “RemainCo CSIs”) as promptly as practicable with Credit Support Instruments from SpinCo or another member of the SpinCo Group as of the Effective Time. With respect to any RemainCo CSIs that remain outstanding after the Effective Time, (i) SpinCo shall, and shall cause the other members of the SpinCo Group to, jointly and severally indemnify and hold harmless the RemainCo Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such RemainCo CSIs in accordance with the terms thereof, (ii) SpinCo shall reimburse the applicable member of the RemainCo Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of RemainCo, SpinCo shall not, and shall not permit any member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which RemainCo or any other member of the RemainCo Group has issued any Credit Support Instruments which remain outstanding. Neither RemainCo nor any other member of the RemainCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business after the expiration of any such Credit Support Instrument.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR THE NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR ASSETS, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of RemainCo (on behalf of itself and each other member of the RemainCo Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both RemainCo or any other member of the RemainCo Group, on the one hand, and SpinCo or any other member of the SpinCo Group, on the other hand, are jointly or severally liable for any RemainCo Retained Liability or any SpinCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) RemainCo hereby waives compliance by itself and each other member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the RemainCo Retained Assets to RemainCo or any other member of the RemainCo Group.

(d) SpinCo hereby waives compliance by itself and each other member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo or any other member of the SpinCo Group.

Section 2.12 SpinCo Financing Arrangements. On or prior to the Distribution Date, the SpinCo Group shall enter into the SpinCo Financing Arrangements in accordance with the Separation Step Plan, on such terms and conditions as determined by RemainCo in its sole discretion (including the amount that shall be borrowed pursuant to the SpinCo Financing Arrangements and the terms and interest rates for such borrowings), and the SpinCo Financing Arrangements shall have been consummated in accordance therewith. RemainCo and the SpinCo Group shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the SpinCo Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the SpinCo Financing Arrangements. The Parties agree that the SpinCo Group, and not the RemainCo Group, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the RemainCo Group or the SpinCo Group associated with the SpinCo Financing Arrangements.

Section 2.13 Cash Management. From the date of this Agreement until the Distribution, RemainCo and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the SpinCo Business and the SpinCo Assets in accordance with the ordinary course operation of RemainCo’s cash management systems. All cash held by any member of the SpinCo Group as of the Distribution shall be a SpinCo Asset and all cash held by any member of the RemainCo Group as of the Distribution shall be a RemainCo Retained Asset.

ARTICLE III

THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION; OTHER TRANSACTIONS

Section 3.1 Distribution. On or prior to the Effective Time, in connection with the Distribution and the Separation Step Plan, including the Transfer of the SpinCo Assets to the SpinCo Group in the Internal Reorganization whenever made, RemainCo shall receive, pursuant to a distribution from one of its Subsidiaries, such number of shares of SpinCo Common Stock (or RemainCo and SpinCo shall take or cause to be taken such other appropriate actions to ensure that RemainCo has the requisite number of shares of SpinCo Common Stock) as may be requested by RemainCo after consultation with SpinCo in order to effect the Distribution, which shares as of the date of such receipt shall represent (together with such shares previously held by RemainCo, if any) all of the issued and outstanding shares of SpinCo Common Stock. Subject to the conditions and other terms set forth in this Article III, RemainCo shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of SpinCo Common Stock to book-entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own RemainCo Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of SpinCo Common Stock such stockholder is entitled to in the Distribution.

Section 3.2 Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, SpinCo shall file such amendments and supplements to the Form 10 as RemainCo may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. RemainCo shall, or at RemainCo’s election, SpinCo shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of RemainCo Common Stock, at such time on or prior to the Distribution Date as RemainCo shall determine, the Information Statement (or a Notice of Internet Availability of the Information Statement). Promptly after receiving a request from RemainCo, SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that RemainCo reasonably determines is necessary or desirable to effectuate the Distribution, and RemainCo and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) SpinCo shall prepare, file with the Commission and cause to become effective, as soon as reasonably practicable (but in any case on or prior to the Distribution Date), a registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of SpinCo.

(c) To the extent not already approved and effective, SpinCo shall have approved and made effective, the application for the original listing on Nasdaq of the SpinCo Common Stock to be distributed in the Distribution and the shares of SpinCo Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on Nasdaq, subject to official notice of distribution.

(d) On or prior to the Distribution Date, the SpinCo Group shall take all actions to effectuate the transactions contemplated by the SpinCo Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e) Nothing in this Section 3.2 shall be deemed to shift or otherwise impose Liability for any portion of SpinCo’s Form 10 or Information Statement to RemainCo.

Section 3.3 Sole Discretion of RemainCo. RemainCo, in its sole and absolute discretion, shall be entitled to determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, RemainCo may, in accordance with Section 9.10, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, RemainCo shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the RemainCo Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of RemainCo or its stockholders, that a sale or other alternative is in the best interests of RemainCo or its stockholders or that it is not advisable at that time for SpinCo Business to separate from RemainCo.

Section 3.4 Cooperation Regarding the Distribution. SpinCo shall cooperate with RemainCo in all respects to accomplish the Distribution and shall, at RemainCo’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the filing of any necessary documents pursuant to the Exchange Act. RemainCo shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution. SpinCo and RemainCo, as the case may be, will provide to the distribution agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated), and SpinCo will provide to RemainCo and the distribution agent (as directed by RemainCo) any information required, in each case in order to complete the Distribution.

Section 3.5 Conditions to Distribution. Subject to Section 3.3, the obligation of RemainCo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by RemainCo, in its sole and absolute discretion, of the following conditions. None of SpinCo, any other member of the SpinCo Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the RemainCo Board. Any determination made by RemainCo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the RemainCo Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the Form 10, of which the Information Statement forms a part, no stop order relating to the Form 10 will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of RemainCo Common Stock;

(b) the SpinCo Common Stock to be distributed in the Distribution shall have been approved and accepted for listing by Nasdaq, subject to official notice of distribution;

(c) the receipt of the Distribution Tax Opinion;

(d) all registrations, consents and filings required under the securities or blue sky Laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received or made;

(e) no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside of RemainCo’s control shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution and Internal Reorganization or any related transactions contemplated hereby;

(f) the Internal Reorganization shall have been effectuated pursuant to the Separation Step Plan prior to the Distribution, except for such steps (if any) as RemainCo in its sole discretion shall have determined need not be completed or may be completed after the Effective Time (in each case in a manner consistent with the Separation Step Plan);

(g) the RemainCo Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h) RemainCo shall have elected the SpinCo Board, as described in the Form 10, immediately prior to the Distribution;

(i) SpinCo and RemainCo shall have executed and delivered all Ancillary Agreements contemplated by this Agreement to be entered into prior to or concurrently with the Distribution;

(j) the SpinCo Financing Arrangements shall have been executed and delivered, and the proceeds thereof shall have been received by the SpinCo Group;

(k) (i) RemainCo shall have received all of the issued and outstanding shares of SpinCo Common Stock, (ii) the RemainCo Group shall have received the SpinCo Financing Cash Distribution, and (iii) RemainCo shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further liability under the SpinCo Financing Arrangements;

(l) the receipt of an opinion or opinions from an independent appraisal firm to the RemainCo Board confirming the solvency of RemainCo after the Distribution, the solvency of the member of the SpinCo Group responsible for payment to the RemainCo Group of the SpinCo Financing Cash Distribution after such payment and the compliance by RemainCo with surplus requirements under Delaware corporate Law in declaring to pay the Distribution, and such opinion or opinions shall be in form and substance acceptable to RemainCo in its sole discretion; and

(m) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the RemainCo Board, make it inadvisable to effect the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or would result in the Internal Reorganization, Distribution and other transactions contemplated by this Agreement not being in the best interest of RemainCo or its stockholders.

Section 3.6 Organizational Documents. On or prior to the Distribution Date, RemainCo and SpinCo shall each take all actions that may be required to provide for the adoption by SpinCo of the form of amended and restated certificate of incorporation and bylaws filed by SpinCo with the Commission as exhibits to the Form 10, to be effective as of or prior to the Distribution Date.

Section 3.7 Directors. On or prior to the Distribution Date, RemainCo and SpinCo shall each take all necessary action to cause the SpinCo Board to include the individuals identified in the Distribution Disclosure Documents as directors of SpinCo, effective as of the Effective Time.

Section 3.8 Officers. On or prior to the Distribution Date, RemainCo and SpinCo shall each take all necessary action to cause the individuals identified as officers of SpinCo in the Distribution Disclosure Documents to be officers of SpinCo, effective as of the Effective Time.

Section 3.9 Resignations and Removals.

(a) Except as provided in Section 3.9(b), on or prior to the Distribution Date or as soon thereafter as practicable, (i) RemainCo shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the SpinCo Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and (ii) SpinCo shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the RemainCo Group in which they serve.

(b) No Person shall be required by any Party to resign or be removed from any position or office with another Party if such Person is disclosed in the Distribution Disclosure Documents as a Person who is to hold such position or office following the Effective Time.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2 Retained Names.

(a) No later than the date set forth on Schedule 4.2(a)(i), SpinCo shall, and shall cause the other members of the SpinCo Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the RemainCo Retained Names. Following the Distribution Date, unless otherwise directed by RemainCo and subject to Schedule 4.2(a)(ii), SpinCo shall, and shall cause the other members of the SpinCo Group, to (i) immediately cease to hold themselves out as having any current affiliation with RemainCo or any other member of the RemainCo Group, and (ii) as soon as practicable, but in no event later than the date set forth on Schedule 4.2(a)(ii), cease to make any use of any RemainCo Retained Names. In furtherance of the foregoing, as soon as practicable but in no event later than the date set forth on Schedule 4.2(a)(iii) and subject to Schedule 4.2(a)(iii), SpinCo shall, and shall cause the other members of the SpinCo Group, to remove, strike over, or otherwise obliterate all RemainCo Retained Names from all assets and other materials and systems owned by or in the possession of any member of the SpinCo Group; provided, however, that in respect of the specific categories of assets set forth on Schedule 4.2(a)(iv) and subject to Schedule 4.2(a)(iv), SpinCo shall, and shall cause the other members of the SpinCo Group, to remove, strike over, or otherwise obliterate all RemainCo Retained Names from such assets no event later than the date set forth opposite each such asset on Schedule 4.2(a)(iv); provided, however, further, that SpinCo shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to RemainCo on the [www.SpinCo.com] website informing its customers that SpinCo, and not RemainCo, is responsible for the operation of the SpinCo Business, including such website and any applicable services.

(b) Any use by the members of the SpinCo Group of any of the RemainCo Retained Names after the Distribution Date as permitted in Section 4.2(a) is subject to their use of the RemainCo Retained Names in a form and manner, and with standards of quality, of that in effect for the RemainCo Retained Names as of the Distribution Date. SpinCo and the members of the SpinCo Group shall not use the RemainCo Retained Names in a manner that may reflect negatively on such name and marks or on RemainCo or any other member of the RemainCo Group. Upon expiration or termination of the rights granted to the SpinCo Group pursuant to Section 4.2(a), SpinCo hereby assigns, and shall cause the other members of the SpinCo Group to assign, to RemainCo their rights (if any) to any Trademarks forming a part of or associated with the RemainCo Retained Names. RemainCo shall have the right to terminate the license under Section 4.2(a), effective immediately, if any member of the SpinCo Group fails to comply with the terms and conditions in this Section 4.2 or otherwise fails to comply with any reasonable direction of RemainCo in relation to use of the RemainCo Retained Names.

(c) SpinCo shall indemnify, defend and hold harmless RemainCo and the members of the RemainCo Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the SpinCo Group of the RemainCo Retained Names pursuant to this Section 4.2.

(d) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, RemainCo and the members of the RemainCo Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3 No Restriction on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of the other Party or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

ARTICLE V

INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Date Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i) RemainCo, for itself and each member of the RemainCo Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the RemainCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge SpinCo and the other members of the SpinCo Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all RemainCo Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “RemainCo Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the SpinCo Group in respect of any RemainCo Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Effective Time, is a director, officer or employee of any member of the SpinCo Group and is no longer a director, officer or employee of any member of the RemainCo Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the SpinCo Group after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit RemainCo, any member of the RemainCo Group, or their respective Affiliates from commencing any Actions against any SpinCo officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (A) theft of RemainCo Know-How or (B) intentional criminal acts by any such officers, directors, agents or employees.

(ii) SpinCo, for itself and each member of the SpinCo Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge RemainCo and the other members of the RemainCo Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “SpinCo Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the RemainCo Group in respect of any SpinCo Released Liabilities; provided, however, that for purposes of this Section 5.1(a)(ii), the members of the SpinCo Group shall also release and discharge any officers or other employees of any member of the RemainCo Group, to the extent any such officers or employees served as a director or officer of any members of the SpinCo Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the SpinCo Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b) Nothing contained in this Agreement, including Section 5.1(a), Section 2.4 and Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to RemainCo, any RemainCo Retained Liability and (B) with respect to SpinCo, any SpinCo Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between RemainCo (or another member of the RemainCo Group), on the one hand, and SpinCo (or another member of the SpinCo Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) RemainCo from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of RemainCo or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify RemainCo for such Liability (including RemainCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) SpinCo from indemnifying any director, officer or employee of the RemainCo Group who was a director, officer or employee of SpinCo or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a RemainCo Retained Liability, RemainCo shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against the other Party or any other member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d) If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (or the other members of such other Party’s Group, as applicable), and such other Party (or the other members of such other Party’s Group, as applicable) shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2 Indemnification by RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, RemainCo shall indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the RemainCo Retained Liabilities, including the failure of any member of the RemainCo Group or any other Person to pay, perform or otherwise discharge any RemainCo Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any RemainCo Retained Asset or RemainCo Retained Business, whether arising prior to, at or after the Effective Time, or (c) any breach by RemainCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3 Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the SpinCo Liabilities, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise discharge any SpinCo Liability in accordance with its respective terms, whether prior to, at or after the Effective Time, (b) any SpinCo Asset or SpinCo Business, whether arising prior to, at or after the Effective Time, (c) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, or (d) any Liabilities of the RemainCo Group under any of the agreements listed on Schedule 5.3.

Section 5.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third-Party Claims, which shall be governed by Section 5.4(b), each RemainCo Indemnitee and SpinCo Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b) Third-Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third-Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third-Party Claim), and in reasonable detail, of the Third-Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(127)(viii).

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, (A) if it so chooses, to assume the defense of a Third-Party Claim with counsel reasonably acceptable to the Indemnitee, or (B) if it does not assume the defense of such Third-Party Claim, to participate in the defense of such Third-

Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and with such Indemnifying Party’s own counsel, in each case within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third-Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third-Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third-Party Claim within the thirty (30)-day period specified in Section 5.4(c) (including if the Indemnifying Party is not entitled to assume the defense pursuant to Section 5.4(c)), (i) the Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party, and (ii) it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 6.6 and Section 7.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article V shall apply to Third-Party Claims that are already pending or asserted as well as Third-Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third-Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly RemainCo’s Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file third-party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third-Party Claim is being resolved.

(h) Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (i) the assumption of any SpinCo Liabilities by the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (ii) the retention of any RemainCo Retained Liabilities by the RemainCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (iii) the provisions of this Article V are void or unenforceable for any reason.

Section 5.5 Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against SpinCo relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar Laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of

RemainCo, adversely impact the conduct of the RemainCo Retained Businesses, RemainCo shall have, at RemainCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by SpinCo to any third party involved in such Action (including any Governmental Entity), to the extent that RemainCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Action requires the submission by SpinCo of any content relating to any current or former officer or director of RemainCo, such content will only be submitted in a form approved by RemainCo in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), RemainCo shall have a right to consent to any compromise or settlement related thereto.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by SpinCo or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Effective Time, RemainCo shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and SpinCo shall in good faith consider and take into account any comments so provided by RemainCo with respect to such Governmental Filing.

(d) Each of RemainCo and SpinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any other member of such Parties’ respective Groups) as defendants and with respect to which a named Party (or any other member of such Party’s respective Group) is a nominal defendant or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6 Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third-Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and RemainCo and each other member of the RemainCo Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities Law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the SpinCo Business or a member of the SpinCo Group, on the one hand, or the RemainCo Retained Business or a member of the RemainCo Group, on the other hand.

Section 5.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the Distribution.

(b) The rights and obligations of any member of the RemainCo Group or any member of the SpinCo Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 5.10 Environmental Matters.

(a) Exchange of Information. Without limiting any other provision of this Agreement, each of RemainCo and SpinCo agrees to provide, or cause to be provided, to the other Party, at any time before, at, or after the Effective Time, as soon as reasonably practicable after written request therefor, reasonable access to any non-privileged information in the possession or under the control of its respective Group and reasonable access to its employees to the extent that (i) (A) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting Party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the RemainCo Group and any operating group, business unit, division, Subsidiary, line of business or investment of RemainCo or any of its Subsidiaries (including any member of the SpinCo Group) prior to the Effective Time or (B) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting Party and (ii) the information and access to employees can be provided without significant disruption to the Group’s business or operations.

(b) Substitution.

(i) SpinCo shall use its best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause SpinCo or the appropriate Subsidiary of SpinCo to be fully substituted for RemainCo or other member of the RemainCo Group with respect to: (A) any order, decree, judgment, agreement or Action with respect to SpinCo Environmental Liabilities that are in effect as of the Effective Time; or (B) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the SpinCo Assets. SpinCo shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters listed in this Section 5.10(b) and request that the Governmental Entities direct all communications, requirements, notifications or official letters related to such matters to SpinCo. RemainCo shall use its best efforts to provide necessary assistance or signatures to SpinCo to achieve the purposes of this section.

(ii) Until such time as SpinCo and RemainCo complete the substitutions outlined in Section 5.10(b)(i) above, SpinCo shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in RemainCo’s name relating to the SpinCo Assets and the SpinCo Environmental Liabilities.

ARTICLE VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;

CONFIDENTIALITY; PRIVILEGE

Section 6.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall include the costs of any discovery vendor but shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.3, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of RemainCo or such other member of the RemainCo Group, respectively, as in effect immediately prior to the Effective Time, including pursuant to any “Litigation Hold” issued by RemainCo or any of its Subsidiaries prior to the Effective Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the RemainCo Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the RemainCo Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Effective

Time, clause (iii) of this sentence applies only to the extent that whichever member of the RemainCo Group or the SpinCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the SpinCo Business, the RemainCo Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party. For clarity, nothing in this Article VI shall require a Party or its Group to prosecute or maintain any Intellectual Property rights.

Section 6.2 Financial Statements and Accounting. Each Party agrees to provide the following reasonable assistance and, subject to Section 6.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 6.2, from the Effective Time until the completion of each Party’s audit for the fiscal year ending January 2, 2027, (i) in connection with the preparation and audit of each Party’s quarterly and annual financial statements for the fiscal year ended January 2, 2027, and the filing of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Notwithstanding the foregoing, in the event that either Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 6.2 for a period of up to one hundred and eighty (180) days from such change. Without limiting the foregoing and from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2020, each Party agrees as follows:

(a) Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 6.6, each Party shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission.

(b) Current, Quarterly and Annual Reports. At least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party a reasonably complete draft of any earnings news release, any filing with the Commission containing financial statements, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3; provided that, to the extent any proxy statement of SpinCo discusses RemainCo’s compensation programs, SpinCo shall substantially conform its proxy statement to be filed with the Commission to RemainCo’s proxy statement for the applicable period. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by RemainCo with the Commission on or about the time of the Distribution. If any such differences are identified by any Party, the Parties shall confer or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any annual report on Form 10-K, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable annual report on Form 10-K.

(c) Nothing in this Article VI shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 6.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(d) The Parties acknowledge that Information provided under this Section 6.2 may constitute material, non-public information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, non-public material information may constitute a violation of the U.S. federal securities Laws.

Section 6.3 Preservation of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information:

(i) that (x) relates to SpinCo or the SpinCo Business, as the case may be, prior to the Effective Time or (y) is necessary for SpinCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which RemainCo or SpinCo are parties, RemainCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of RemainCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo and would be reasonably practicable to identify and provide; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided, further, that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, RemainCo shall not be obligated to provide such Information requested by SpinCo;

(ii) that (x) is required by SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SpinCo (including under applicable securities Laws) by a Governmental Entity having jurisdiction over SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, RemainCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of RemainCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, RemainCo shall not be obligated to provide such Information requested by SpinCo; or

(b) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, RemainCo for specific and identified Information:

(i) that (x) relates to matters prior to the Effective Time or (y) is necessary for RemainCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which RemainCo or SpinCo are parties, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RemainCo has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of RemainCo and would be reasonably practicable to identify and provide; provided that, to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, SpinCo shall not be obligated to provide such Information requested by RemainCo.

(ii) that (x) is required by RemainCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on RemainCo (including under applicable securities Laws) by a Governmental Entity having jurisdiction over RemainCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RemainCo has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of RemainCo; provided that, to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased.

(c) Each of RemainCo and SpinCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 6.4 Witness Services. At all times from and after the Effective Time, each of RemainCo and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request by such other Party, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify at trial or in deposition in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law by such Party in providing such witness.

Section 6.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred by such Party in providing such Information or access to such Information.

Section 6.6 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, from and after the Distribution, each of RemainCo and SpinCo shall hold, and shall cause their respective Affiliates and their and their Affiliates’ respective officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, subject to the immediately following proviso)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if such Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, or (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction involving such Party, to the extent reasonably necessary in connection therewith; provided that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii) or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party or other members of its Group were part of the RemainCo Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information (other than trade secrets) if they exercise at least the same degree of care that applies to RemainCo’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by the other Party as of the Effective Time may continue to be used by such other Party in possession of the Confidential Information in and only in the operation of the SpinCo Business (in the case of the SpinCo Group) or the RemainCo Retained Business (in the case of the RemainCo Group); provided that such Confidential Information may only be used by such other Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such other Party on a need-to-know basis exclusively with regard to such specified use.

(d) Notwithstanding anything to the contrary set forth herein and subject to the terms of any license under an Ancillary Agreement related to Intellectual Property, Confidential Information of any Party or its Group in the possession of and used by any other Party or its Group as of the Distribution may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the SpinCo Business (in the case of SpinCo) or the RemainCo Retained Business (in the case of RemainCo Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants, contractors and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement; provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 6.6. This Section 6.6(d) shall not be construed to impact any license (including associated rights) a Party is entitled to under an Ancillary Agreement in accordance with its terms (including the right to use for additional purposes as provided for therein).

(e) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement, and (iii) no new or different license (or associated rights) to any Intellectual Property is granted or provided by either Party to the other Party under this Section 6.6.

(g) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, following the Distribution Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.7 Privilege Matters.

(a) Pre-Effective Time Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, and that each of the members of the RemainCo Group and the SpinCo Group should be deemed to be the client with respect to such pre-Effective Time services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Effective Time services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any other member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Effective Time Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of RemainCo and SpinCo. The Parties further recognize that certain of such post-Effective Time services will be rendered solely for the benefit of RemainCo or SpinCo, as the case may be, while other such post-Effective Time services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both RemainCo and SpinCo. With respect to such post-Effective Time services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both RemainCo and SpinCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(b)(i), Privileged Information relating to post-Effective Time services provided solely to one of RemainCo or SpinCo shall not be deemed shared between the Parties; provided that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii) and (iv), SpinCo may not waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which RemainCo has a shared Privilege, without the consent of RemainCo, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by SpinCo to RemainCo. RemainCo shall be entitled, in its sole discretion to waive, allege or purport to waive, any Privilege in connection with any Privileged Information, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. RemainCo shall not unreasonably withhold consent to any request for waiver by SpinCo and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within fifteen (15) days of receipt by SpinCo of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and SpinCo determines that a Privilege should nonetheless be waived to protect or advance its interest, SpinCo shall provide RemainCo written notice at least fifteen (15) days prior to effecting such waiver. Each Party specifically agrees that (A) failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 7.2 to enjoin such waiver under applicable Law shall be deemed full and effective consent to such waiver, and (B) if proceedings are commenced, any such Privilege shall not be waived by SpinCo unless the final determination of such dispute in accordance with Section 7.2 is rendered in its favor; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or any other member of such other Party’s Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of RemainCo or SpinCo as set forth in Section 6.6 and this Section 6.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.2 and Section 6.3, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.9 Personal Data.

(a) The Parties acknowledge that (i) prior to the Distribution, the Processing of any Personal Data in connection with the Separation Step Plan shall be governed by the intercompany agreements of RemainCo and its Subsidiaries and (ii) after the Distribution, the Parties are separate and independent Data Controllers with respect to the Processing of any Personal Data pursuant to this Agreement and shall independently determine the purposes and means of such Processing.

(b) The Parties shall comply with applicable Data Protection Laws in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and shall enter into any additional agreements or arrangements as may be required for both Parties to comply with applicable Data Protection Laws.

Section 6.10 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on Contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty

(60) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 7.2; provided, further, that in the event of any arbitration in accordance with Section 7.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 7.2 Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one (21) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. With respect to any Dispute involving one or more claims for which Intellectual Property is a material aspect of such claim(s), the arbitrator(s) shall possess experience and expertise in the applicable field of Intellectual Property Law.

(b) The arbitration shall be held, and the award shall be rendered, in Chicago, Illinois, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 7.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (an “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 7.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief; provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or special damages.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g) Arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

Section 7.3 Specific Performance. From and after the Distribution Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.4 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right in connection with such arbitration. In the event any Party makes application to any court in connection with this Section 7.4 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 7.5 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

Section 7.6 Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE VIII

INSURANCE

Section 8.1 Insurance Matters.

(a) SpinCo acknowledges and agrees that, from and after the Effective Time, neither SpinCo nor any other member of the SpinCo Group shall have any rights to or under any Policies of RemainCo, including the Company Policies (which, for the avoidance of doubt, shall not include any insurance policies acquired prior to the Effective Time directly by and in the name of SpinCo or a member of the SpinCo Group and that provide coverage solely for one or more members of the SpinCo Group), except as expressly provided in Section 5.7 or this Article VIII.

(b) Notwithstanding Section 8.1(a), from and after the Effective Time, with respect to any Liability accrued or incurred by SpinCo or its predecessors prior to the Effective Time, RemainCo shall use commercially reasonable efforts to provide SpinCo with access to, and permit SpinCo to make claims jointly with RemainCo under, the Company Policies (x) if and solely to the extent that the terms of such policies provide for such coverage to SpinCo or its predecessors with respect to any such SpinCo Liabilities accrued or incurred prior to the Effective Time, (y) subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and (z) subject to the following additional conditions:

(i) (A) SpinCo shall inform RemainCo of any potential claim under any of the Company Policies with regard to any SpinCo Liability, (B) RemainCo shall determine whether and at what time to report any such claims under such Company Policies directly to the applicable insurance company, and to submit a claim for coverage thereunder, and (C) RemainCo shall provide a copy of all such claim reports and submissions to SpinCo; provided that with respect to any such claims, SpinCo shall provide RemainCo with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and RemainCo shall consult with SpinCo with regard to the timing thereof;

(ii) If and to the extent that SpinCo is the sole entity recovering insurance proceeds under one or more of the Company Policies in respect of a particular claim for coverage, SpinCo shall exclusively bear and be responsible for (and RemainCo shall have no obligation to repay or reimburse SpinCo for) and pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, collateral requirements and costs, Taxes, surcharges, additional premiums, state assessments, reinsurance costs, and other related costs, relating to all open, closed or re-opened claims covered by the applicable Policies, whether such claims are made by SpinCo, its employees or third parties. SpinCo shall indemnify, hold harmless and reimburse RemainCo for any such amounts incurred by RemainCo to the extent resulting from any access to, or any claims made by SpinCo under, any Company Policies provided pursuant to this Section 8.1. If RemainCo and SpinCo jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by RemainCo and partially by SpinCo, at the sole discretion of RemainCo, any insurance recovery resulting therefrom may first be allocated to reimburse RemainCo or SpinCo for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between RemainCo and SpinCo in a manner at the sole discretion of RemainCo at or near the time of such recovery;

(iii) SpinCo shall exclusively bear (and RemainCo shall have no obligation to repay or reimburse SpinCo for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims pursued by SpinCo under the Company Policies as provided for in this Section 8.1(b);

(iv) In connection with making any joint claim under any Company Policies pursuant to this Section 8.1(b), (A) RemainCo shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, (B) SpinCo shall not take any action that would be reasonably likely to (1) have an adverse impact on the then-current relationship between RemainCo and the applicable insurance company, (2) result in the applicable insurance company terminating or reducing coverage to RemainCo or SpinCo, or increasing the amount of any premium owed by RemainCo under the applicable Company Policies, (3) otherwise compromise, jeopardize or interfere with the rights of RemainCo under the applicable Company Policies or (4) otherwise compromise or impair RemainCo’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and (C) RemainCo shall have the right, in its sole discretion, to cause SpinCo to desist from any action that RemainCo determines, in its sole discretion, would compromise or impair RemainCo’s rights under this clause (iv); and

(v) At all times, RemainCo and SpinCo shall, subject to the limitations set forth in Section 6.6, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c) Notwithstanding Section 8.1(a) and Section 8.1(b), for a period of six (6) years after the Effective Time, RemainCo shall use commercially reasonable efforts to ensure that any directors’ and officers’ liability and fiduciary liability insurance maintained by RemainCo shall cover SpinCo and its current and former directors, officers and other insured persons for claims and other matters arising out of acts or omissions occurring at or prior to the Effective Time with limits and other terms and conditions no less favorable to SpinCo and its current and former directors, officers and other insured persons than such limits and other terms and conditions applicable to RemainCo and its directors, officers and other insured persons.

(d) Any payments, costs and adjustments required pursuant to Section 8.1(b) shall at RemainCo’s election either be (i) billed by RemainCo to SpinCo on a monthly basis and SpinCo shall pay such billed payments, costs and adjustments to RemainCo within sixty (60) days from receipt of invoice, or (ii) billed directly by the applicable third party to SpinCo. If RemainCo incurs costs to enforce SpinCo’s obligations under this Section 8.1, SpinCo agrees to indemnify RemainCo for such enforcement costs, including reasonable attorneys’ fees.

(e) Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, neither SpinCo nor any other member of the SpinCo Group shall have any rights or claims against or with respect to any self-insurance, fronted insurance or captive insurance company arrangement of RemainCo or any other member of the RemainCo Group. In addition, as of the Effective Time, SpinCo, for itself and each other member of the SpinCo Groups does hereby remise, release and forever discharge RemainCo and the other members of the RemainCo Group of any rights or claims against or with respect to any self-insurance, fronted insurance or captive insurance company arrangement of RemainCo or any other member of the RemainCo Group.

(f) At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s legal and Contractual obligations.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a Contract of insurance. This Agreement shall not be construed to waive any right or remedy of RemainCo under or with respect to any of the Company Policies and programs or any other Contract or policy of insurance, and RemainCo reserves all of its rights under such Policies.

(h) RemainCo shall not be liable to SpinCo for claims not reimbursed by insurers for any reason not within the control of RemainCo, including co-insurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by RemainCo or any defect in such claim or its processing.

(i) In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 8.1(i) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under this Agreement (including the obligations under Article V), by operation of law or otherwise.

(j) In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 8.1(j) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under this Agreement (including the obligations under Article V), by operation of law or otherwise.

(k) Notwithstanding anything contained in this Section 8.1, to the extent RemainCo has entered into or agrees to enter into, whether on its own or with respect to any arrangement provided for under this Section 8.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), SpinCo agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.

Section 8.2 Certain Matters Relating to RemainCo’s and SpinCo’s Organizational Documents. For a period of six (6) years from the Distribution Date, the certificates of incorporation and bylaws of SpinCo and RemainCo shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in such certificate of incorporation or bylaws of SpinCo and RemainCo as of immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under such certificate of incorporation or bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by the applicable Party’s stockholders.

Section 8.3 Indemnitor of First Resort. As a result of agreements or obligations arising outside of this Agreement, certain of the directors and officers of SpinCo and its Subsidiaries designated by RemainCo or its Affiliates (the “RemainCo D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses and/or insurance provided by RemainCo or certain of its Affiliates (collectively, the “RemainCo Indemnitors”) in connection with their service as directors or officers of SpinCo or its Subsidiaries. Notwithstanding any such rights to indemnification, advancement of expenses and/or insurance provided by any RemainCo Indemnitor, in connection with any RemainCo D&O Indemnitee’s service as a director or officer of SpinCo or any of its Subsidiaries (a) SpinCo is the indemnitor of first resort (i.e., SpinCo’s obligations to the RemainCo D&O Indemnitees are primary, and any obligation of the RemainCo Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any RemainCo D&O Indemnitee are secondary), (b) SpinCo shall be required to advance the full amount of expenses incurred by the RemainCo D&O Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between SpinCo and the RemainCo D&O Indemnitees or the certificate of incorporation or bylaws of SpinCo and (c) SpinCo hereby irrevocably waives, relinquishes and releases each of the RemainCo Indemnitors from any and all claims against any of the RemainCo Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. In addition, notwithstanding any advancement or payment by the RemainCo Indemnitors to or on behalf of any RemainCo D&O Indemnitee with respect to any claim for which a RemainCo D&O Indemnitee has sought or may seek indemnification from SpinCo, (i) SpinCo’s obligations hereunder shall not be affected, (ii) the RemainCo Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such RemainCo D&O Indemnitee, as applicable, against SpinCo, and (iii) for the avoidance of doubt, all damages, costs, losses and other Liabilities incurred by any RemainCo D&O Indemnitee in connection with his or her service as a director or officer of SpinCo or any of its Subsidiaries shall constitute SpinCo Liabilities. For the avoidance of doubt, nothing in this Section 8.3 is intended to relieve, or shall be construed as relieving, any insurer of its obligations under any insurance policy.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control; and except with respect to any conflict between this Agreement and the Transition Services Agreement, in which case this Agreement shall control), (b) this Agreement and the provisions of any other Continuing Arrangement, this Agreement shall control, and (c) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 9.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign).

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Effective Time by any member of the RemainCo Group or the SpinCo Group that RemainCo determines, in its sole and absolute discretion, are in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (the “Transaction-related Expenses”) shall be borne and paid by RemainCo; provided that all costs and expenses, other than the Transaction-related Expenses incurred at or prior to the Effective Time, with respect to any third-party vendors or services provided to or for the benefit of any member of the SpinCo Group shall be borne and paid by SpinCo; provided, further, that notwithstanding anything herein to the contrary, all costs and expenses incurred with respect to the services listed on Schedule 9.5(a) shall not be deemed Transaction-related Expenses and shall be borne and paid by SpinCo.

(b) The RemainCo Group shall have no responsibility for, and SpinCo shall indemnify the RemainCo Group in respect of, any out-of-pocket fees and expenses incurred following the Effective Time in connection with, or as required by, the implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization and the Distribution (except to the extent such fees and expenses were incurred in connection with services expressly requested by RemainCo in writing following the Effective Time).

(c) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution, and the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(d) Except as set forth in Section 9.5(b), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made by delivery in person, by overnight courier service, by email (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To RemainCo:

The Middleby Corporation

1400 Toastmaster Drive

Elgin, Illinois 60120

Attn:	Timothy J. FitzGerald, Chief Executive Officer

 Michael D. Thompson, General Counsel and Secretary

Email: tfitzgerald@middleby.com; mthompson@middleby.com

To SpinCo:

[●]

[●]

[●]

Attn: [●]

Email: [●]

All such notices shall be deemed received upon the earlier of (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.

Section 9.7 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 9.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to RemainCo, an Affiliate of RemainCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 9.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.10 Termination and Amendment. This Agreement (including Article V hereof) may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of RemainCo without the approval of SpinCo or the stockholders of RemainCo. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by RemainCo and SpinCo.

Section 9.11 Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (or another member of such Party’s Group), on the one hand, to the other Party (or another member of such other Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Unless otherwise consented to by the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either RemainCo or SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern time (ET) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg; provided that in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date on which notice of the claim is given to the Indemnifying Party.

Section 9.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.13 Third-Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein, (ii) as provided in Section 8.2 and/or (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.15 Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 9.16 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of Laws principles thereof.

Section 9.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.18 Public Announcements. From and after the Effective Time, RemainCo and SpinCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document; or (c) as may pertain to disputes between one Party or any other member of its Group, on one hand, and the other Party or any other member of its Group, on the other hand.

Section 9.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

Section 9.21 Tax Treatment of Payments. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 5.4 of the Tax Matters Agreement.

Section 9.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between RemainCo and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of RemainCo or SpinCo.

Section 9.24 Advisors. It is acknowledged and agreed by each of the Parties that (a) RemainCo, on behalf of itself and the other members of the RemainCo Group, has retained each of the Persons identified on Schedule 9.24 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Distribution, and the other transactions contemplated hereby and thereby, (b) the Persons listed on Schedule 9.24 have not acted as counsel for SpinCo or any other member of the SpinCo Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Distribution, and the other transactions contemplated hereby and thereby, and (c) none of SpinCo or any other member of the SpinCo Group has the status of a client of the Persons listed on Schedule 9.24 for conflict of interest or any other purposes as a result thereof. SpinCo hereby agrees, on behalf of itself and each other member of the SpinCo Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Distribution, or any of the other transactions contemplated hereby and thereby between RemainCo and SpinCo or any of the members of their respective Groups, each of the Persons listed on Schedule 9.24 may represent any or all of the members of the RemainCo Group in such dispute even though the interests of the RemainCo Group may be directly adverse to those of the SpinCo Group. SpinCo further agrees, on behalf of itself and each other member of the SpinCo Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Distribution, and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to RemainCo or the applicable member of the RemainCo Group and may be controlled by RemainCo or such member of the RemainCo Group and shall not pass to or be claimed by SpinCo or any other member of the SpinCo Group.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE MIDDLEBY CORPORATION

By:
Name:
Title:

[SPINCO]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]